Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information was prepared under United States generally accepted accounting principles (“U.S. GAAP”), and gives effect to the transaction among Qualigen Therapeutics, Inc., formerly known as Ritter Pharmaceuticals, Inc. (“Ritter”), RPG28 Merger Sub, Inc. and Qualigen, Inc (“Qualigen”) accounted for as a reverse recapitalization under U.S. GAAP (the “Merger”). The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes. The unaudited financial information gives effect to the reverse stock split of Ritter’s common stock, par value $0.001 per share, at a ratio of 1-for-25 (the “Reverse Stock Split”) completed on May 22, 2020, in connection with, and before the completion, of the Merger.

Qualigen was determined to be the accounting acquirer in the a reverse recapitalization based upon the terms of the Merger and other factors including: (i) Qualigen stockholders and other persons holding securities convertible, exercisable or exchangeable directly or indirectly for Qualigen common stock own over 91% of Ritter immediately following the effective time of the Merger, (ii) existing Qualigen directors hold a majority of the board seats of the combined company and (iii) Qualigen’s management holds all key positions in the management of the combined company.

The following unaudited pro forma condensed combined financial information is based on Qualigen’s historical financial statements and Ritter’s historical financial statements, as adjusted, to give effect to Qualigen’s reverse recapitalization of Ritter. The unaudited pro forma condensed combined statement of operations for the year ended March 31, 2020 is comprised of Ritter’s audited statement of operations for the year ended December 31, 2019 and Qualigen’s audited statement of operations for the year ended March 31, 2020. The unaudited pro forma condensed combined statement of operations gives effect to these transactions as if they had occurred on April 1, 2019. The unaudited pro forma condensed combined balance sheet as of March 31, 2020 is comprised of Qualigen’s audited balance sheet as of March 31, 2020 and Ritter’s unaudited balance sheet as of March 31, 2020 and gives effect to these transactions as if they had occurred on March 31, 2020.

The unaudited pro forma condensed combined financial information does not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the integration of the two companies. The unaudited pro forma condensed combined financial information is preliminary and has been prepared for illustrative purposes only and is not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had Ritter and Qualigen been a combined organization during the specified periods. The actual results reported in periods following the transaction may differ significantly from those reflected in the pro forma condensed combined financial information presented herein for a number of reasons.

The assumptions and estimates underlying the unaudited adjustments to the pro forma condensed combined financial information are described in the accompanying notes, which should be read together with the pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information should be read together with Ritter’s historical financial statements, which are included in Ritter’s latest Annual Report for the year ended December 31, 2019 on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 31, 2020, the results for the three months ended March 31, 2020 included in Ritter’s report on Form 10-Q filed with the SEC on May 1, 2020 and Qualigen’s audited financial statements for the year ended March 31, 2020 (filed with this current report).

Unaudited Pro Forma Condensed Combined Balance Sheet as of

March 31, 2020

	Qualigen (1)	Ritter (2)	Pro Forma Adjustments	Note 3	Pro Forma Combined

ASSETS
Current assets
Cash and cash equivalents	$153,121	$5,952,893	$4,010,000	(e)	$6,743,588
			(1,770,877)	(d)
			(1,601,549)	(f)
Accounts receivable, net	417,122	-	-		417,122
Accounts receivable- related party, net	290,180	-	-		290,180
Inventory, net	660,138	-	-		660,138
Accrued interest receivable	-	-	-		-
Prepaid expense and other current assets	98,385	176,735	-		275,120
Total current assets	1,618,946	6,129,628	637,574		8,386,148

Property and equipment, net	1,447,514	14,192	-		1,461,706
Equipment held for lease, net	64,005	-	-		64,005
Right-of-use assets	-	65,646	-		65,646
Intangible assets, net	571,270	-	-		571,270
Other assets	18,279	478,075	-		496,354
Total assets	$3,720,014	$6,687,541	$637,574		$11,045,129

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$879,264	$1,290,108	$(1,290,108)	(f)	$879,264
Accrued expenses and other current liabilities	1,243,764	311,441	383,682	(d)	1,413,909
			(213,537)	(c)
			(311,441)	(f)
Notes payable, current portion	1,913,255	-	(1,410,000)	(c)	503,255
Deferred revenue, current portion	105,416	-	-		105,416
Deferred revenue- related party	271,206	-	-		271,206
Due to related party	926,385	-	-		926,385
Lease liabilities	-	70,854	-		70,854
Total current liabilities	5,339,290	1,672,403	(2,841,404)		4,170,289

Notes payable, net of current portion	305,805	-	(290,198)	(c)	15,607
Deferred revenue, less current portion	2,689	-	-		2,689
Total liabilities	5,647,784	1,672,403	(3,131,602)		4,188,585

Commitments and contingencies

Stockholders’ equity (deficit)

Convertible Preferred Stock, $0.01 par value Series A, B, C, D and D-1	155,731	-	(155,731)	(a)	-
Series C Preferred Stock, $0.001 par value	-	240,000	(240,000)	(b)	-

Series Alpha Preferred Stock, $0.01 par value	-	-	54	(a)	54

Common Stock, $0.01 par value	56,026	-	(56,026)	(a)	-

Common Stock, $0.001 par value	-	45,714	12,526	(a)	12,526
			(45,714)	(b)

Additional paid-in capital	45,161,599	86,729,960	199,177	(a)	57,404,757
			(86,729,960)	(b)
			5,015,138	(b)
			1,913,735	(c)
			4,010,000	(e)
			1,105,108	(g)

Accumulated deficit	(47,301,126)	(82,000,536)	82,000,536	(b)	(50,560,793)
			(2,154,559)	(d)
			(1,105,108)	(g)

Total stockholders’ equity (deficit)	(1,927,770)	5,015,138	3,769,176		6,856,544
Total liabilities and stockholders’ equity	$3,720,014	$6,687,541	$637,574		$11,045,129

(1)	Derived from the Qualigen audited balance sheet as of March 31, 2020.
(2)	Derived from the Ritter unaudited balance sheet as of March 31, 2020.

See accompanying notes to the unaudited pro forma condensed combined financial information

Unaudited Pro Forma Condensed Combined Statement of Operations – Year Ended
March 31, 2020

			Pro Forma		Pro Forma
	Qualigen (1)	Ritter (2)	Adjustments	Note 3	Combined

Revenue
Net product sales	$2,070,937	$-	$-		$2,070,937
Net product sales- related party	3,402,030	-	-		3,402,030
Collaborative research revenue	85,000	-	-		85,000
Total revenues	5,557,967	-	-		5,557,967

Operating expenses
Cost of product sales	1,489,487	-	-		1,489,487
Cost of product sales- related party	2,488,542	-	-		2,488,542
General and administrative	1,510,068	4,570,932	(517,458)	(h)	5,563,542
Patent costs	-	146,281	-		146,281
Research and development	679,620	6,126,972	-		6,806,592
Research and development- related party	525,499	-	-		525,499
Sales and marketing	367,953	-	-		367,953
Total operating expenses	7,061,169	10,844,185	(517,458)		17,387,896
Loss from operations	(1,503,202)	(10,844,185)	517,458		(11,829,929)

Interest expense, net	283,095	-	(136,630)	(i)	146,465
Interest income	-	(123,052)	-		(123,052)
Other expense (income), net	(2,785)	(588,114)	-		(590,899)
Total other (income) expense	280,310	(711,166)	(136,630)		(567,486)

Loss before provision for income taxes	(1,783,512)	(10,133,019)	654,088		(11,262,443)

Provision for income taxes	4,000	-	-		4,000

Loss from continuing operations	$(1,787,512)	$(10,133,019)	$654,088		$(11,266,443)

Loss from continuing operations per share:
Basic and diluted	(0.32)	(26.47)			(1.02)

Weighted average number of shares	5,602,214	382,802	5,085,039	(j)	11,070,055

(1)	Derived from the Qualigen’s audited statement of operations for the year ended March 31, 2020.
(2)	Derived from the Ritter audited statement of operations for the year ended December 31, 2019.

See accompanying notes to the unaudited pro forma condensed combined financial information

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

Note 1 - Description of Transaction and Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared in accordance with U.S. GAAP and pursuant to the rules and regulations of SEC Regulation S-X and presents the pro forma financial position and results of operations of the combined companies based upon the historical data of Ritter and Qualigen.

For the purposes of the unaudited pro forma condensed combined financial information, the accounting policies of Ritter and Qualigen are aligned with no differences. Accordingly, no effect has been provided for the pro forma adjustments described in Note 3, “Pro forma adjustments.”

Description of Transaction

On May 22, 2020, Qualigen Therapeutics, Inc., formerly known as Ritter Pharmaceuticals, Inc. (“Ritter”), completed its previously announced “reverse merger” transaction with Qualigen, Inc. (“Qualigen”) in accordance with the terms of the Agreement and Plan of Merger, dated as of January 15, 2020, by and among Ritter, RPG28 Merger Sub, Inc., and Qualigen (as amended on February 1, 2020 and March 26, 2020, the “Merger Agreement”), pursuant to which RPG28 Merger Sub, Inc. merged with and into Qualigen with Qualigen surviving as a wholly owned subsidiary of Ritter (the “Merger”). The former stockholders of Qualigen acquired, via the Merger, a substantial majority of the shares of Ritter.

On May 22, 2020, in connection with, and before the completion of, the Merger, Ritter effected a 1-for-25 reverse stock split of its common stock (the “Reverse Stock Split”), and immediately after the Merger Ritter changed its name from “Ritter Pharmaceuticals, Inc.” to “Qualigen Therapeutics, Inc.”

Under the terms of the Merger Agreement, Ritter issued shares of Common Stock to Qualigen’s stockholders, at an exchange ratio of 0.29522 shares of Common Stock (after taking into account the Reverse Stock Split) for each share of Qualigen common stock outstanding immediately before the Merger. In the Merger Ritter also issued, on a 1:1 basis, shares of its Series Alpha Preferred Stock for each share of Qualigen Series Alpha Preferred Stock outstanding immediately before the Merger. Also, in the Merger Ritter assumed all of the outstanding and unexercised warrants of Qualigen.

Immediately before the Merger, there were approximately 1.84 million (post-Reverse Stock Split) shares of Common Stock outstanding. Immediately after the Merger, Ritter had approximately 12.54 million (post-Reverse Stock Split) shares of Common Stock issued and outstanding – excluding stock options, warrants and Series Alpha Preferred Stock. Accordingly, immediately after the Merger the shares of outstanding Common Stock held by persons who were holders of Common Stock immediately before the Merger constituted approximately 12.8% of the new total of outstanding Common Stock.

Basis of Presentation

The historical financial information has been adjusted to give pro forma effect to events that are (i) related and/or directly attributable to the Merger, (ii) factually supportable, and (iii) with respect to the pro forma statement of operations, are expected to have a continuing impact on the results of the combined entity. The adjustments in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an accurate understanding of the combined entity upon consummation of the Merger.

The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined entity will experience.

Note 2- Preliminary Fair Value of the Assets Acquired and the Liabilities Assumed

The following is the preliminary estimate of the fair value of the assets acquired and the liabilities assumed by Qualigen in the Merger:

Prepaid expense and other current assets	$176,735
Property and Equipment	14,192
Other assets	543,721
Lease liabilities	(70,854)
Net assets acquired	$663,794

Note 3 - Pro forma adjustments

The following adjustments have been reflected in the unaudited pro forma condensed combined financial information:

(a)	Represents the issuance of 10,687,253 shares of common stock and 5,360 shares of preferred stock of Ritter and its effect on the shares of common stock, preferred stock and additional paid in capital accounts.

	Common Shares $0.001 par value	Common Shares $0.01 par value	Convertible Preferred Stock, $0.01 par value Series A, B, C, D and D-1	Series Alpha Preferred Stock, $0.01 par value	Additional Paid-in Capital

Issuance of 10,687,253 common shares	$10,687	$-	$-	$-	$(10,687)
Issuance of 5,360 preferred shares	-	-	-	54	(54)
Adjustments due to reverse merger	1,839	(56,026)	(155,731)	-	209,918
	$12,526	$(56,026)	$(155,731)	$54	$199,177

(b)	Represents the elimination of the historical equity of Ritter:

Series C Preferred Stock, $0.001 par value	(240,000)
Common Stock, $0.001 par value	(45,714)
Additional paid-in capital	(86,729,960)
Accumulated deficit	82,000,536
Recapitalization adjustment	$(5,015,138)

(c)	Reflects a conversion of $1.7 million in Qualigen convertible notes payable and $0.214 million of accrued interest into shares of Qualigen common stock and Series Alpha Preferred Stock.

(d)	Reflects an adjustment of approximately $2.2 million for the estimated transaction costs for both Qualigen and Ritter, such as adviser fees, legal and accounting expenses that were not incurred as of March 31, 2020. Total Ritter transaction costs of approximately $2.9 million were paid prior to the close of the transaction pursuant to the terms of the Merger agreement.

(e)	Represents $4.01 million in cash proceeds from the Qualigen pre-closing Securities Purchase Agreement entered into on May 20, 2020 with an institutional investor (the “Investor”). Pursuant to the Securities Purchase Agreement, Qualigen agreed to sell and issue shares of Qualigen’s newly designated Series Alpha Preferred Stock, par value $0.01 per share (the “Qualigen Series Alpha Preferred Stock”), in a private placement transaction (the “Private Placement”). The closing of the private placement was on May 22, 2020, immediately before the closing of the Merger. Qualigen sold and issued to the Investor 4,010 shares of Qualigen Series Alpha Preferred Stock at a purchase price of $1,000 per share, for an aggregate purchase price of $4.01 million. In addition, pursuant to the Securities Purchase Agreement Qualigen issued 1,000 shares of Qualigen Series Alpha Preferred Stock to the Investor as a commitment fee and issued five-year warrants to the Investor for the purchase of 916,189 shares of Qualigen common stock (or 270,477 shares of common stock of the combined company).

In connection with the Securities Purchase Agreement, the Investor also agreed to, at or before Closing, convert the principal and accrued interest on all debt owed to it by Qualigen into shares of Qualigen common stock, at the conversion price set forth in such existing debt instruments, or into Qualigen Series Alpha Preferred Stock issued in the Pre-Closing Qualigen Financing. Of the $1.7 million in Qualigen convertible notes payable and $0.214 million of accrued interest referenced in footnote (c), $1.0 million in Qualigen convertible notes payable and $0.156 million of accrued interest payable were attributable to the Investor. Qualigen and the Investor agreed that the first $350,000 of the debt would be converted into Qualigen Series Alpha Preferred Stock and the remainder of the debt would be converted into Qualigen common stock. The Qualigen Series Alpha Preferred Stock issued to the Investor for such debt conversion was exchanged in the merger for Ritter Series Alpha Preferred Stock, which is convertible into 486,473 shares of common stock of the combined company.

The aggregate Qualigen Series Alpha Preferred Stock issued in connection with the Securities Purchase Agreement was converted into the right to receive the same number of shares of Series Alpha Preferred Stock of the combined company, which are convertible into 7,248,401 shares of common stock of the combined company subject to a “blocker” provision.

The warrants issued by Qualigen to the Investor had an initial exercise price of $0.327 per share of Qualigen common stock, subject to adjustment for any stock splits, stock dividends and similar events and also subject to “ratchet” antidilution adjustment (subject to certain customary exceptions), provided that any exercise of such warrants by a holder for shares of Qualigen common stock would be prohibited if, as a result of such exercise, the holder, together with its affiliates and any other person or entity whose beneficial ownership of the common stock would be aggregated with such holder’s for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, would beneficially own more than 9.99% of the total number of shares Qualigen common stock issued and outstanding after giving effect to such exercise. Upon written notice to Qualigen, the holder could from time to time increase or decrease such limitation to any other percentage not in excess of 9.99% specified in such notice.

The warrants issued to the Investor are classified in equity based on a preliminary determination that the exercise features and other terms of the warrants are indexed to Qualigen’s own stock and classified in stockholders’ equity.

The estimated fair value of the warrants issued to the Investor is approximately $68,000, based upon the $16.0 million valuation of the combined company utilized in the private placement Securities Purchase Agreement financing. Inputs used to determine the estimated fair value of the common stock warrants include: risk free rate – 1.69%, expected volatility – 69.0%, effective life - 5.0 years and dividend yield – N/A. The initial fair value of the warrants issued to the Investor is a direct and incremental cost of the Pre-Closing Qualigen Financing and as such, there was no expense for the issuance of the Qualigen common stock warrants.

The remainder of the $1.7 million in Qualigen convertible notes payable and $0.214 million of accrued interest referenced in footnote (c) (i.e., not attributable to the Investor), was attributable to the $0.7 million in unsecured convertible bridge notes due between June 2020 and February 2022 plus accrued interest totaling $0.057 million; these notes, which were held by several investors, were converted into an aggregate of 2,157,951 shares of Qualigen common stock immediately before the Merger. The 2,157,951 shares of Qualigen common stock were then exchanged, in the Merger, for 637,070 shares of common stock of the combined company.

(f)	Reflects payment of all transaction expenses and other outstanding accounts payable of Ritter pursuant to the terms of the Merger agreement.

(g)	Represents the fair value of Qualigen common stock and warrants issued to an advisor and the advisor’s designees in connection with the Merger. Qualigen issued an aggregate of 4,122,847 shares of Qualigen common stock (1,217,147 shares of the combined company) and five-year warrants to purchase (at a pre-Merger/pre-reverse-split exercise price of $0.327 per share) an aggregate of 2,748,565 shares of Qualigen common stock (811,431 shares of the combined company). Such warrants are exercisable on November 21, 2020.

The fair value of Qualigen common stock and common stock warrants is based upon the $16.0 million valuation of the combined company utilized in the private placement Securities Purchase Agreement financing. Inputs used to determine the preliminary fair value of the warrants include: risk free rate – 1.69%, expected volatility – 69.0%, effective life - 5.0 years and dividend yield – N/A. The warrants to be issued to the advisor are a performance award and will become exercisable 183 days following the closing of the merger. The estimated fair value of the warrants are recognized in accordance with ASC 718, Stock Based Compensation, as amended by ASU 2018-07 and are classified in equity based on a preliminary determination that the exercise features and other terms of the warrants are indexed to Qualigen’s own stock and classified in stockholders’ equity in accordance with ASC 815-40, Contracts in Entity’s Own Equity. The estimated fair value of advisor shares and warrants, as converted into shares of the combined company is as follows:

Fair value of 1,217,147 common shares	$902,250
Fair value of 811,431 warrants	202,858
Fair value of advisor common shares and warrants	$1,105,108

The fair value of the advisory fee will be recognized as non-employee compensation costs. The estimated fair value of the advisory fee is not reflected in the pro forma condensed combined statements of operations as it is not expected to have a continuing impact on the combined company.

(h)	Reflects the elimination of transaction costs of $0.5 million incurred by Qualigen during the year ended March 31, 2020.

(i)	Reflects the elimination of interest expense associated with Qualigen’s convertible notes payable converted in common and preferred stock in connection with the Merger.

(j)	Represents the increase in the weighted average shares due to the issuance of shares of Ritter’s common stock in connection with the Merger.

Year Ended March 31, 2020
Historical Ritter- Basic and diluted weighted average number of shares (1)	382,802
Historical Qualigen- Basic and diluted weighted average number of shares	5,602,214
Historical Qualigen shares exchanged in Merger	(5,602,214)
Shares issued in Merger	9,470,106
Shares issued in Merger to advisor	1,217,147
Pro forma- Basic and diluted weighted average number of shares	11,070,055

(1)	Historical Ritter basic and diluted weighted average shares outstanding reflect the impact of the 1-for-25 Reverse Stock Split.

In computing the pro forma basic and diluted net loss per share applicable to common stockholders, the weighted average number of shares remains the same for both calculations due to the fact that when a net loss exists, dilutive shares are not included in the calculation as the impact is anti-dilutive.

The following potentially dilutive pro forma securities outstanding for year ended March 31, 2020 have been excluded from the computation of pro forma diluted weighted average shares outstanding, as they would be anti-dilutive:

Year Ended March 31, 2020
Historical Ritter (2)
Options to purchase common stock	46,586
Warrants	336,521
Preferred Stock	62,777
Preferred Stock issued in Merger	7,248,401
Warrants issued in Merger	2,214,891
Warrants issued in Merger to advisor	811,431
10,720,607

(2)	Historical Ritter Options to purchase common stock, Warrants and Preferred Stock reflect the impact of the 1-for-25 Reverse Stock Split.